Exhibit 99.1

KIRBY CORPORATION	Contact: Kurt Niemietz
713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2023 FOURTH QUARTER AND FULL YEAR RESULTS

•
2023 fourth quarter and full year earnings per share of $1.04 and $3.72, respectively
•
Inland marine experienced strong market conditions with a sequential increase in spot market prices and high-teens operating margins despite an increase in delay days
•
Distribution and services revenue up sequentially and year-over-year despite supply chain delays
•
Kirby repurchased 673,279 shares at an average price of $77.08 for $51.9 million in the 2023 fourth quarter and 1,485,159 at an average price of $75.95 for $112.8 million for the full year
•
2024 expected earnings growth of 30% to 40% year-over-year
•
2024 projected cash flow from operations of $600 million to $700 million

HOUSTON, February 1, 2024 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2023, of $61.9 million or $1.04 per share, compared with earnings of $37.3 million, or $0.62 per share for the 2022 fourth quarter. Excluding one-time charges in the 2022 fourth quarter, net earnings attributable to Kirby were $40.3 million or $0.67 per share. Consolidated revenues for the 2023 fourth quarter were $799.2 million compared with $730.2 million in the 2022 fourth quarter.

For the 2023 full year, Kirby reported net earnings attributable to Kirby of $222.9 million or $3.72 per share, compared with earnings of $122.3 million or $2.03 per share for 2022. Excluding one-time items in both years, 2023 net earnings attributable to Kirby were $223.1 million or $3.72 per share, compared with $126.6 million or $2.10 per share in 2022. Consolidated revenues for 2023 were $3.1 billion compared with $2.8 billion for 2022.

David Grzebinski, Kirby’s President, and Chief Executive Officer, commented, “During the fourth quarter, continued strong fundamentals in both our businesses resulted in significant year-over-year growth in our revenues and earnings. In marine transportation, pricing on spot and term contracts benefited from strong demand and limited availability of barges while the onset of winter weather conditions proved to be a headwind to efficiency in the quarter. Distribution and services delivered higher revenues sequentially, but margins were down slightly from the third quarter due to lower demand in our power rental business and typical seasonal slowness. We ended the year on a good note, and we anticipate strong growth in 2024.

“In inland marine, we continued to experience strong demand and high barge utilization with our barge utilization rates in the low 90% range. Spot market prices continued to push higher and were up in the low to mid-single digits sequentially and in the mid-teens range year-over-year. Pricing increases on term contract renewals were up year-over-year on average in the high-single digits during the quarter. While the efficiency of our operations was challenged during the quarter, with delay days up 86% sequentially, strong pricing and utilization mostly offset this allowing for inland marine margins to remain flat sequentially with operating margins in the high-teens on average.”

Mr. Grzebinski continued, “In our coastal marine business, we saw consistent customer demand during the fourth quarter that helped maintain barge utilization in the low to mid-90’s. Overall, coastal marine revenues were up 4% sequentially as improved spot and term contract pricing more than offset planned maintenance and ballast water treatment installations which reduced equipment availability. As a result, the coastal business was able to finish the year with operating margins in the low single digits for the quarter.”

“In distribution and services, demand in the fourth quarter remained steady throughout much of the segment marked by a sequential increase in revenues, increases in new orders and steady backlog. In oil and gas, operating income was up sequentially and year-over-year as solid execution on our backlog and deliveries were partially offset by lower activity levels in remanufactured equipment. In commercial and industrial, while revenues were up sequentially, the seasonal falloff in our power rentals business led to a sequential decline in operating income. Despite supply chain issues and seasonal weakness, the business segment overall was strong for the year end” Mr. Grzebinski said.

Segment Results – Marine Transportation

Marine transportation revenues for the 2023 fourth quarter were $452.6 million compared with $422.7 million for the 2022 fourth quarter. Operating income for the 2023 fourth quarter was $68.2 million compared with $46.7 million for the 2022 fourth quarter. Segment operating margin for the 2023 fourth quarter was 15.1% compared with 11.1% for the 2022 fourth quarter.

In inland, average 2023 fourth quarter barge utilization was in the low 90% range due to strong customer demand and the re-opening of the Illinois River locks. Operating conditions were mostly unfavorable in the quarter with several other lock delays and the onset of seasonal winter weather. During the quarter, average spot market rates increased in the low to mid-single digits sequentially and in the mid-teens range compared to the 2022 fourth quarter. Term contracts that renewed in the fourth quarter increased on average in the high single-digit range. Revenues in the inland market increased 11% compared to the 2022 fourth quarter primarily due higher pricing and barge utilization. Operating margins improved year-over-year to the high-teens. The inland market represented 82% of segment revenues in the fourth quarter of 2023.

In coastal, market conditions improved modestly during the quarter, with Kirby’s barge utilization remaining in the low to mid-90% range. Pricing in the spot market increased in the mid-single digits sequentially and term contract renewals increased low 20% range year-over-year. Revenues in the coastal market were 7% lower compared to the 2022 fourth quarter and represented 18% of segment revenues. The coastal business had a positive operating margin in the low-single digits during the quarter.

Segment Results – Distribution and Services

Distribution and services revenues for the 2023 fourth quarter were $346.6 million compared with $307.4 million for the 2022 fourth quarter. Operating income for the 2023 fourth quarter was $28.7 million compared with $17.1 million for the 2022 fourth quarter. Operating margin was 8.3% for the 2023 fourth quarter compared with 5.5% for the 2022 fourth quarter.

In the commercial and industrial market, revenues and operating income increased compared to the 2022 fourth quarter, primarily due to higher business levels in marine repair, on-highway and power generation. Thermo King also contributed favorably with sequential and year-on-year growth due to increased sales despite negative headwinds from supply chain constraints. Overall, commercial and industrial revenues increased 24% compared to the 2022 fourth quarter and represented approximately 64% of segment revenues. Commercial and industrial operating margins were in the mid to high-single digits.

In the oil and gas market, revenues and operating income results were mixed when compared to the 2022 fourth quarter. The manufacturing business achieved significant year-over-year growth with orders and deliveries of pressure pumping equipment and power generation equipment for electric fracturing which was offset by lower activity in conventional remanufacturing. Overall, oil and gas revenues decreased 3% compared to the 2022 fourth quarter while operating income increased 289% with operating margins in the low double digits. Oil & gas represented approximately 36% of segment revenues.

Cash Generation

For the 2023 fourth quarter, EBITDA was $149.4 million compared with $113.5 million for the 2022 fourth quarter. Net cash provided by operating activities was $216.0 million, and capital expenditures were $126.7 million. During the quarter, the Company had net proceeds from asset sales totaling $4.2 million. As of December 31, 2023, the Company had $32.6 million of cash and cash equivalents on the balance sheet and $491.2 million of available liquidity. Total debt was $1,016.6 million, reflecting a $63.0 million reduction compared to December 31, 2022, and the debt-to-capitalization ratio improved to 24.2%.

2024 Outlook

Commenting on the 2024 full year outlook, Mr. Grzebinski said, “We ended 2023 in a position of strength in both of our segments. In marine transportation, barge utilization and customer demand remain strong, and rates continue to increase. In distribution and services, demand for our products and services remains strong, and we continue to receive new orders in manufacturing. Overall, we anticipate our businesses to deliver 30% to 40% earnings growth in 2024. Key risks putting us at the lower end of this range or below would be the impact from a recession or lingering inflation. Achieving the higher end of this range would be driven by stronger than expected chemical markets for marine and stronger than expected oil and gas markets for distribution and services.”

In inland marine, our 2024 outlook anticipates positive market dynamics with steady customer demand and tight conditions due to limited new barge construction in the industry. In addition to this, many industry units are scheduled for maintenance. With these tight market conditions, we expect our barge utilization rates to be in the low to mid-90% range throughout the year. Overall, inland revenues are expected to grow in the mid to high single digit range on a full year basis. However, a potential recession along with a drop in demand could impact expected growth. The Company expects operating margins to gradually improve during the year with the first quarter being the lowest and averaging around 20% for the full year.

In coastal marine, strong customer demand is expected throughout the year with barge utilization in the low to mid-90% range. With major shipyards and ballast water treatment installations concluding in the first half of the year, revenues for the full year are expected to increase in the high single to low double digits range compared to 2023. Coastal operating margins are expected to be in the mid to high single digit range on a full year basis.

In the distribution and services segment, despite the uncertainty from volatile commodity prices, we expect to yield incremental demand for OEM products, parts, and services in the segment. In commercial and industrial, strong demand for power generation and stable marine repair is expected to help drive full year revenue growth in the high single-digit to low double-digit percentage range. In oil and gas, our manufacturing backlog is expected to provide stable levels of activity through most of 2024 which will be offset by lower activity levels in the oilfield market. We anticipate extended lead times in the near-term to continue contributing to a volatile delivery schedule of new products in 2024. Overall, the Company expects segment revenues to be flat to slightly down on a full year basis with operating margins in the mid to high-single digits but slightly lower year-over-year due to mix.

Kirby expects to generate net cash provided from operating activities of $600 million to $700 million in 2024 and capital spending is expected to range between $290 million to $330 million. Approximately $190 million to $240 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment, including the remaining ballast water treatment systems on some coastal vessels, and facility improvements. Up to approximately $90 million is associated with growth capital spending in both our businesses.

Leadership Update

Today we announce the retirement of Joseph H. Pyne, Kirby’s Chairman of the Board who will not stand for reelection upon the expiration of his current term, which expires at the conclusion of Kirby’s 2024 Annual Stockholders meeting on April 26, 2024. Mr. Pyne has served as Chairman of Kirby since April 2010 and has been a board member for 35 years. Succeeding Mr. Pyne is Richard J. “Dick” Alario who has been elected as Chairman of the Board, effective April 26, 2024. Mr. Alario has been a board member since 2011 and brings a tremendous skill set to this role. He has been involved with the Company and its strategy since joining the board and most recently served as Kirby’s Lead Independent director since 2021. Also, Rocky B. Dewbre, will not stand for election as a director at the conclusion of his term which expires on April 26, 2024. Mr. Dewbre was added to Kirby’s board last year in conjunction with the Cooperation Agreement between Kirby and shareholder JCP Investment Management.

Commenting on Mr. Dewbre’s departure and his retirement from Kirby, Mr. Pyne stated, “I want to thank Rocky for his contributions to the Board and to wish him well. With respect to my retirement from the Board, I have been with Kirby 46 years, and it has been a terrific journey. Kirby has grown tremendously during my time with the company, and it has done so from the strength of the excellent men and women who dedicate their careers to this great company. The outlook for Kirby is as good as I have ever seen and I am certain Mr. Alario as chairman, the Board, the management team, and all the employees will deliver a very bright future.”

Commenting on Mr. Dewbre’s departure and Mr. Pyne’s retirement, Mr. Grzebinski stated, “I wish Rocky well and thank him for his thoughtful input to Kirby. With respect to Joe, I have enjoyed working with Joe over the past 14 years. Joe’s wisdom and commitment to Kirby are unparalleled and he will very much be missed. On behalf of the Board and all Kirby employees we thank him for all he has done and wish Joe a happy and healthy retirement.”

Conference Call

A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, February 1, 2024, to discuss the 2023 fourth quarter performance as well as the outlook for 2024. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2022 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, COVID-19 or other pandemics, marine accidents, lock delays or closures, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2022.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2023	2022	2023	2022
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$452,595	$422,736	$1,721,937	$1,616,967
Distribution and services	346,581	307,429	1,369,703	1,167,787
Total revenues	799,176	730,165	3,091,640	2,784,754

Costs and expenses:
Costs of sales and operating expenses	561,732	534,069	2,180,422	2,060,941
Selling, general and administrative	84,343	80,971	335,213	302,692
Taxes, other than on income	6,156	6,739	34,766	35,071
Depreciation and amortization	54,905	50,945	211,156	201,443
Gain on disposition of assets	(779)	(308)	(5,009)	(8,279)
Total costs and expenses	706,357	672,416	2,756,548	2,591,868
Operating income	92,819	57,749	335,092	192,886
Other income	1,745	4,824	11,041	16,677
Interest expense	(13,115)	(11,990)	(52,008)	(44,588)
Earnings before taxes on income	81,449	50,583	294,125	164,975
Provision for taxes on income	(19,487)	(13,258)	(71,220)	(42,214)
Net earnings	61,962	37,325	222,905	122,761
Net (earnings) loss attributable to noncontrolling interests	(56)	(16)	30	(470)
Net earnings attributable to Kirby	$61,906	$37,309	$222,935	$122,291
Net earnings per share attributable to Kirby common stockholders:
Basic	$1.05	$0.62	$3.74	$2.04
Diluted	$1.04	$0.62	$3.72	$2.03
Common stock outstanding (in thousands):
Basic	58,970	59,890	59,531	60,038
Diluted	59,335	60,211	59,857	60,329

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2023	2022	2023	2022
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$61,906	$37,309	$222,935	$122,291
Interest expense	13,115	11,990	52,008	44,588
Provision for taxes on income	19,487	13,258	71,220	42,214
Depreciation and amortization	54,905	50,945	211,156	201,443
	$149,413	$113,502	$557,319	$410,536

Capital expenditures	$126,767	$52,343	$401,730	$172,606
Acquisitions of businesses and marine equipment	$—	$—	$37,500	$3,900

	December 31,
	2023	2022
	(unaudited, $ in thousands)
Cash and cash equivalents	$32,577	$80,577
Long-term debt, including current portion	$1,016,595	$1,079,618
Total equity	$3,186,677	$3,045,168
Debt to capitalization ratio	24.2%	26.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2023	2022	2023	2022
	(unaudited, $ in thousands)
Marine transportation revenues	$452,595	$422,736	$1,721,937	$1,616,967

Costs and expenses:
Costs of sales and operating expenses	299,906	291,138	1,136,526	1,146,657
Selling, general and administrative	33,049	34,916	134,641	128,340
Taxes, other than on income	4,550	5,079	27,602	28,235
Depreciation and amortization	46,901	44,884	184,225	177,551
Total costs and expenses	384,406	376,017	1,482,994	1,480,783

Operating income	$68,189	$46,719	$238,943	$136,184
Operating margin	15.1%	11.1%	13.9%	8.4%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2023	2022	2023	2022
	(unaudited, $ in thousands)
Distribution and services revenues	$346,581	$307,429	$1,369,703	$1,167,787

Costs and expenses:
Costs of sales and operating expenses	261,221	242,686	1,040,905	913,624
Selling, general and administrative	48,840	41,778	187,424	163,642
Taxes, other than on income	1,681	1,641	7,051	6,708
Depreciation and amortization	6,186	4,263	19,842	16,776
Total costs and expenses	317,928	290,368	1,255,222	1,100,750

Operating income	$28,653	$17,061	$114,481	$67,037
Operating margin	8.3%	5.5%	8.4%	5.7%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2023	2022	2023	2022
	(unaudited, $ in thousands)
General corporate expenses	$4,802	$6,339	$23,341	$18,614

Gain on disposition of assets	$(779)	$(308)	$(5,009)	$(8,279)

ONE-TIME CHARGES

The 2022 fourth quarter and 2023 and 2022 full year GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Fourth Quarter 2023			Full Year 2023
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$81.4	$61.9	$1.04	$294.1	$222.9	$3.72
Costs related to strategic review and shareholder engagement	—	—	—	3.0	2.4	0.04
IRS refund interest income	—	—	—	(2.7)	(2.2)	(0.04)
Earnings, excluding one-time items(2)	$81.4	$61.9	$1.04	$294.4	$223.1	$3.72

	Fourth Quarter 2022			Full Year 2022
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$50.6	$37.3	$0.62	$165.0	$122.3	$2.03
Severance expense	3.3	2.4	0.04	4.8	3.7	0.06
Strategic alternatives review	0.9	0.6	0.01	0.9	0.6	0.01
Earnings, excluding one-time items(2)	$54.8	$40.3	$0.67	$170.7	$126.6	$2.10

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Fourth Quarter		Year
	2023	2022(3)	2023	2022(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$216.0	$132.9	$540.2	$294.1
Less: Capital expenditures	(126.7)	(52.3)	(401.7)	(172.6)
Free cash flow(2)	$89.3	$80.6	$138.5	$121.5

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2023	2022	2023	2022
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,340	3,365	13,571	13,775
Revenue/Ton Mile (cents/tm) (5)	11.2	10.0	10.4	9.3
Towboats operated (average) (6)	281	277	280	271
Delay Days (7)	2,873	3,092	10,863	10,244
Average cost per gallon of fuel consumed	$3.41	$4.00	$3.08	$3.70

Barges (active):
Inland tank barges			1,076	1,037
Coastal tank barges			28	29
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			23.7	23.1
Coastal tank barges			2.9	3.0

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s 2022 10-K for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2023 inland marine transportation revenues of $373.2 million divided by 3,340 million inland marine transportation ton miles = 11.2 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock delays or closures, and other navigational factors.